Exhibit 10.24

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this "Agreement") is entered into among MICHAEL W. CLARKE (the "Executive"), ACCESS NATIONAL CORPORATION (the "Company") and ACCESS NATIONAL BANK, (the "Bank" and together with the Company, the "Employer"), to be effective immediately before the occurrence of the Effective Time (as defined in the Agreement and Plan of Reorganization dated October 4, 2018 (the "Merger Agreement") by and between the Company and Union Bankshares Corporation ("Union")). If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect. All capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).
WITNESSETH:
WHEREAS, the Employer and the Executive have agreed that Executive's employment under the Employment Agreement between the Executive and the Employer dated August 8, 2017 (the "Employment Agreement") with the Employer will terminate effective immediately before the Effective Time and that such termination of employment shall be a termination by the Employer without Cause (as defined in the Employment Agreement); and
WHEREAS, the Employment Agreement provides upon such a termination that certain severance benefits shall be payable upon Executive signing and not revoking a general release; and
WHEREAS, Union is executing this Agreement to evidence its acceptance of the terms of this Agreement as a successor to the Employer.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:
1.Separation Date. The Executive's employment with the Employer under the Employment Agreement shall terminate effective immediately before the Effective Time. The termination of the Executive's employment shall be a termination by the Employer without Cause (as defined in the Employment Agreement). The date on which the Executive's employment under the Employment Agreement terminates is referred to in this Agreement as the "Separation Date." The Executive shall be entitled to receive the Separation Benefits (as defined below) in accordance with Section 5 of this Agreement.
2.Accrued Obligations: Benefits. On the first regular payroll date following the fifth business day after the Separation Date, the Employer (or its successors) will pay the Executive, to the extent not previously paid (i) any unpaid Base Salary through the Separation Date; (ii) any incentive or annual bonus compensation earned during the calendar year preceding the calendar year in which the Separation Date occurs, but not yet paid as of the Separation Date; and (iii) any accrued but unused paid-time off or vacation entitlement in accordance with the terms of the Employer's policies. On and after the Separation Date, the Executive shall be entitled to receive benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs of the Employer, payable when otherwise due.

3.    Equity Awards. The Executive's rights with respect to any options to purchase Company common stock held by the Executive and outstanding at the Effective Time shall be governed by the terms of the applicable equity plan, award agreement and the Merger Agreement.
4.    Expenses. The Executive agrees that, within seven business days after the Separation Date, the Executive will submit to the Employer (or its successors) all requests for payment of reimbursable business expenses incurred on or before the Separation Date. To the extent not previously paid, and to the extent reimbursable under the expense reimbursement policy of the Company or the Bank, such expenses shall be paid promptly to the Executive in accordance with such policy.
5.    Separation Benefits. If the Executive satisfies the requirements of Section 6 of this Agreement, the Employer (or its successors) will pay the Executive the amounts described in Section 5(a) below:
(a)The Executive will receive a single cash payment (the "Separation Benefits") equal to the sum of (i) the cash separation payment due under Section 8(a)(i) of the Employment Agreement, which is equal to 2.75 times the average of the Executive's compensation as reported in Box 1 of the Form W-2 over the five calendar years immediately preceding the calendar year in which the Separation Date occurs and (ii) an amount representing the accelerated, lump sum value of the continuation of health benefits under Section 8(a)(ii) of the Employment Agreement for 12 months following the Separation Date. The Separation Benefits will be paid to the Executive no later than the first regular payroll date following the fifth business day after the Release Effective Date (as defined in Section 6 of this Agreement), and in all cases by March 15 of the year following the year in which the Separation Date occurs.
(b)If the Executive dies on or after the Separation Date and before payment of all of the Separation Benefits, then any unpaid Separation Benefits shall be paid to the Executive's spouse, if the spouse survives the Executive, or, if not, the Executive's estate; provided, however, that if the Executive dies before the Release Effective Date, then the unpaid Separation Benefits will not be paid until the spouse or estate, as applicable, has executed the Release on behalf of the Executive and the Release has become effective and irrevocable.

(c)Except as specifically provided in Sections 2, 3, 4 or 5, Executive shall not be entitled to any additional compensation or benefits from the Employer (or its successor) in connection with his employment with the Employer or termination therefrom.
6.    Release. The Employer's obligation to pay or provide the Separation Benefits is conditioned upon the Executive's execution of the Release attached hereto as Exhibit A (the "Release") and the Release becoming effective and irrevocable within the period set forth in the Release. The date on which the Release becomes effective and irrevocable is referred to in this Agreement as the "Release Effective Date."
7.    Section 280G: Potential Recoupment.
(a)    The Executive acknowledges and agrees that the Separation Benefits and accelerated vesting of equity awards previously granted to the Executive constitute payments of compensation contingent upon a "change in control" of the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Separation Benefits, accelerated vesting of equity awards and any other compensation that is subject to Code Section 280G are referred to in this Agreement as "Parachute Payments". The Executive further acknowledges and agrees that the provisions of Section 10(b) of the Employment Agreement (280G Cutback) shall remain in effect in accordance with its terms following the Separation Date, notwithstanding the termination of the Employment Agreement.
(b)    To the extent any Parachute Payments paid to the Executive would constitute an "excess parachute payment" within the meaning of Code Section 280G, thereby resulting in a loss of an income tax deduction by the Employer under Code Section 280G or the imposition of an excise tax on the Executive under Code Section 4999, Executive agrees to promptly repay to the Employer (or its successor) all amounts in excess of the maximum amount that may be paid or retained by Executive without causing the loss of such income tax deduction or the imposition of such excise tax on the Executive. The independent accountants serving as auditors for the Employer (or its successor) shall determine, at the Employer's expense, whether any Parachute Payment would constitute an "excess parachute payment" for purposes of this Section 7(b), and such determination shall be subject to review by the parties to this Agreement and any final determination will be binding on the parties to this Agreement. If repayment is required under this Section 7(b), then the Parachute Payments to be repaid shall be determined in accordance with the provisions of Section 10(b) of the Employment Agreement.
8.Tax Withholdings. All payments that are made pursuant to this Agreement shall be reduced by withholdings for applicable income and employment taxes.
9.Restrictive Covenants. The Executive acknowledges and agrees that the obligations, covenants and other terms (collectively, the "Covenants") set forth in Section 8(b) (Non-Competition), Section 8(c) (Non-Piracy), Section 8(d) (Non-Solicitation), Section 8(f)

(Remedies), Section 8(g) (Breach Does Not Excuse Performance), and Section 9 (Confidentiality) of the Employment Agreement shall continue to apply to the Executive in accordance with their terms, notwithstanding the termination of the Employment Agreement. The Executive hereby agrees to comply with the Covenants; provided that, references to the "Company" in the Covenants shall be deemed to be references to the Employer and Union and its affiliates. The Executive acknowledges and agrees that the Executive's right to receive the Separation Benefits provides sufficient consideration in exchange for the Executive's obligation to comply with the Covenants.
10.Termination of Employment Agreement: Survival. The Employer and the Executive agree that the following provisions of the Employment Agreement shall remain in effect in accordance with their terms, notwithstanding the termination of the Employment Agreement, and shall apply to this Agreement as if fully set forth herein: Section 4(d) (Clawback); Section 11 (Documents); Section 12 (Severability); Section 13 (Governing Law/Venue); Section 16 (Binding Effect); Section 17 (No Construction Against Any Party); Section 18 (Code Section 409A Compliance); Section 19 (Regulatory Limitation); Section 20 (Arbitration Disputes); and Section 22 (Survivability). Except (i) as expressly provided in Section 7, Section 9 or Section 10 of this Agreement, and (ii) with respect to definitions used in this Agreement that refer to the corresponding definition from the Employment Agreement, the Employment Agreement shall terminate on the Separation Date. This Agreement does not affect or impair the Executive's rights under the Merger Agreement.
11.Entire Agreement: Amendment. This Agreement and the Release contain the entire agreement between the Employer and the Executive with respect to the termination of the Executive's employment with the Employer. This Agreement and the Release may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Company, the Bank and the Executive.
12.Binding Agreement: Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Employer and the Employer's successors, including, but not limited to, Union Bankshares Corporation and Union Bank & Trust.
13.No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment with another employer or by retirement benefits payable to the Executive.
14.Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this

Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.
15.Union Bankshares Corporation Acceptance. Union Bankshares Corporation is executing this Agreement to evidence its acceptance of the terms of this Agreement as a successor to the Employer.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
17.No Right to Rehire. The Executive agrees that the Employer (including its successor) has no obligation, contractual or otherwise, to rehire, reemploy or recall Executive in the future.
Signature Block on Next Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

ACCESS NATIONAL CORPORATION

Date: January 31, 2019	By: /s/ Robert C. Shoemaker
Its: EVP

ACCESS NATIONAL BANK

Date: January 31, 2019	By: /s/ Robert C. Shoemaker
Its: EVP

EXECUTIVE

Date: January 31, 2019	/s/ Michael W. Clarke

Agreed and Accepted:

UNION BANKSHARES CORPORATION

By: /s/ Loreen A. Lagatta
Name: Loreen A. Lagatta
Title: EVP & Chief Human Resource Officer
Date: January 31, 2019

EXHIBIT A
RELEASE
In consideration of the benefits promised in the Separation Agreement referenced below, Michael W. Clarke ("Employee"), hereby irrevocably and unconditionally releases, acquits and forever discharges Access National Corporation, Access National Bank (together with Access National Corporation, the "Employer"), Union Bankshares Corporation and Union Bank & Trust, and each of their respective current, former, or future agents, directors, members, shareholders, affiliated entities, predecessors, successors, assigns, officers, employees, attorneys and all persons acting by, though, under or in concert with any of them (collectively "Releasees") from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Releasees' right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act ("ERISA"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.
Employee hereby acknowledges and agrees that the execution of this Release and the cessation of Employee's employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:
a.The Release given by Employee is given solely in exchange for the benefits set forth in the Separation Agreement among Access National Corporation, Access National Bank and Employee, to be effective immediately before the occurrence of the Effective Time (as defined in the Agreement and Plan of Reorganization dated October 4, 2018, by and between Access National Corporation and Union Bankshares Corporation), and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;
b.By entering into this Release, Employee does not waive rights or claims that may arise after the date this Release is executed;

c.Employee has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;
d.Employee has been offered twenty-one (21) days from receipt of this Release within which to consider whether to sign this Release; and
e.For a period of seven (7) days following Employee's execution of this Release, Employee may revoke this Release by delivering the revocation to an Access National Corporation or Access National Bank officer. This Release, to the extent not revoked by Employee during such seven day period, shall become effective and enforceable upon the expiration of such seven day period.
This Release shall be binding upon the heirs and personal representatives of Employee and shall inure to the benefit of the successors and assigns of Access National Corporation and Access National Bank, including Union Bankshares Corporation and Union Bank & Trust.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Please indicate your acceptance of the terms of this Release by signing your name in the space provided below.

February 1, 2019	/s/ Michael W. Clarke
Date	Michael W. Clarke

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